Exhibit 10.15

Viacom Inc. Executive Retention Plan for Section 16 Officers

As Amended and Restated as of August 11, 2019

Section I. Establishment and Purpose. This amended and restated Viacom Inc. Executive Retention Plan for Section 16 Officers (the “Plan”) was approved and adopted by the Compensation Committee of the Board of Directors of Viacom Inc. (“Viacom”) on August 11, 2019. The purpose of the Plan is to provide additional separation benefits to Viacom Section 16 Officers whose employment is involuntarily terminated in connection with a merger or other combination involving Viacom and CBS Corporation (a “Viacom-CBS Transaction”) or is otherwise involuntarily terminated during the Term. The benefits provided under the Plan to a Participant are in replacement of the separation benefits provided to the Participant under his or her employment agreement or any other Viacom severance plan, except for a Participant’s right to Accrued Compensation and Benefits (as described in a Participant’s employment agreement), which is not affected by a Participant’s participation in the Plan, and except as otherwise provided herein. The Plan is intended to either fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or be an unfunded pension plan maintained by Viacom for a select group of management or highly compensated employees within the meaning of 29 CFR 2520.104-23 and Sections 201, 301 and 401 of ERISA. This document shall serve as both the formal plan document and as the Summary Plan Description for the Plan.

Section 2. Eligibility. Certain Section 16 Officers of the Company, each of whom is identified in materials made available to the Compensation Committee of the Board of Viacom at the time of approval and adoption of this Plan (each, a “Participant” and collectively, the “Participants”), are eligible for the compensation and benefits under the Plan.

Section 3. Involuntary Termination. For purposes of the Plan, Involuntary Termination of a Participant shall mean the termination by Viacom, its subsidiaries, parents, or its successor (the “Company”) of the Participant’s employment relationship with the Company other than any discharge or other separation of employment for Cause (as such term is defined in the Participant’s employment agreement). Involuntary Termination shall include resignation for Good Reason (as such term is defined in the Participant’s employment agreement); provided, however, that Involuntary Termination shall not include a resignation for Good Reason prior to the Effective Date.

Section 4. Term. The Plan shall take effect upon the execution by Viacom of a definitive agreement relating to a Viacom-CBS Transaction (the “Effective Date”), and shall continue in effect until the earliest of (i) the second anniversary of the consummation of the Viacom-CBS Transaction and (ii) the date on which such agreement is terminated or the Company publicly states that the Viacom-CBS transaction is abandoned (the “Term”).

Section 5. Payments. In the event of an Involuntary Termination of a Participant during the Term or otherwise in connection with a Viacom-CBS Transaction prior to the Effective Date, the Participant shall be entitled to receive the following amounts:

(a)

bonus compensation at the Participant’s target bonus amount under the Viacom Inc. Senior Executive Short-Term Incentive Compensation Plan (or the Company’s successor short-term incentive plans, collectively the “STIP”) in effect on the date of the Participant’s termination (not taking into account any reductions to target bonus if it would constitute Good Reason) (without the application of any personal or company multipliers or other negative discretion to bring the amount below the target bonus amount), pro-rated for the period beginning with the first day of the fiscal year in which the termination occurs through the date of termination; and

(b)

an amount equal to three (3) times the sum of (i) the Participant’s annual base salary in effect on the date of the Participant’s termination (not taking into account any reductions to base salary if it would constitute Good Reason) plus (ii) the higher of (x) the Participant’s target bonus amount under the STIP in effect on the date of the Participant’s termination (not taking into account any reductions to target bonus if it would constitute Good Reason) (without the application of any personal or company multipliers or other negative discretion to bring the amount below the target bonus amount) and (y) the average of the Participant’s actual STIP bonuses for the three fiscal years completed prior to the Effective Date.

The amount Participant is entitled to receive pursuant to Paragraph 5(a) will be paid in its entirety no later than the fifteenth day of the second month following the end of the fiscal year in which the Involuntary Termination occurs. The amounts Participant is entitled to receive pursuant to Paragraph 5(b) above shall be paid at the following timing: (1) the base salary that the Participant had a legally binding right to receive under his or her employment agreement (or any prior agreement) as of the date of Involuntary Termination, or under the Viacom Inc. Severance Plan (the “Severance Plan”) shall be paid under this Plan in the form and at the time(s) as provided in the employment agreement and/or Severance Plan; (2) the STIP bonus or pro-rated bonus that the Participant had a legally binding right to receive under his or her employment agreement shall be paid, at target without the application of company or individual performance factors or other negative discretion, within thirty days following the conclusion of the fiscal year for which the right to such bonus or pro-rated bonus relates; and (3) the remainder shall be paid in a lump-sum cash payment no later than 60 days following the Involuntary Termination.

Section 6. Benefits. In the event of an Involuntary Termination of a Participant during the Term or otherwise in connection with a Viacom-CBS Transaction prior to the Effective Date, to the extent not otherwise to be provided to the Participant pursuant to his or her employment agreement, the Participant shall be entitled to receive the following benefits:

(i)

for a three (3) year period, beginning on the date of the Participant’s termination, coverage and participation under the Company’s medical, dental and life insurance and accidental death & dismemberment insurance plans shall continue at the same level in effect on the date of termination at no cost to the Participant, but in no event shall this coverage continue for less time than is provided by the Participant’s employment agreement (such coverage to cease if the Participant becomes eligible for comparable coverage at another employer);

(ii)

at the end of this period, the Participant shall be eligible for continuation of medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for eighteen (18) months;

(iii)

executive level outplacement services with a leading national outplacement firm, at no cost to the Participant, with such outplacement services to be provided for a period of up to twelve (12) months following the date of the Participant’s Involuntary Termination; and

(iv)

if the Participant meets the eligibility criteria of the Viacom Retiree Medical Plan as of the date of Involuntary Termination, the Participant shall be vested in the right to elect to participate in the Viacom Retiree Medical Plan under the terms of such plan in effect on the date the Plan was adopted. For the avoidance of doubt, such Participants shall have a fully vested right to the benefits under the Viacom Retiree Medical Plan as in effect on the date the Plan was adopted. Any amendments to, or termination of, the Viacom Retiree Medical Plan by the Company after the date the Plan is adopted shall not impact a Participant’s right to benefits under such plan as it existed on the date the Plan is adopted.

To the extent any of the continued benefits under Section 6(i), (ii) or (iv) may not be provided pursuant to the specified plan, such benefits shall be provided pursuant to an existing supplemental arrangement or a supplementary arrangement established for purposes of this Plan. During the period described in (i) during which the Company provides a Participant with medical and dental coverage, an amount equal to the total applicable COBRA cost (or such other amounts as may be required by law) for such coverage will be reported as taxable income to the Participant.

Section 7. Equity Vesting. In the event of an Involuntary Termination of a Participant during the Term or otherwise in connection with a Viacom-CBS Transaction prior to the Effective Date, all equity-based compensation granted to the Participant prior to his or her termination of employment in the form of stock options, restricted share units, performance share units or otherwise under any equity-based compensation plan of the Company, including, without limitation, Viacom’s Long-Term Management Incentive Plans, to the extent not yet vested, shall vest on the date of the Participant’s termination, and to the extent that vesting remains based on a level of performance shall vest assuming the target level of performance had been met, and each stock option shall continue to be exercisable in accordance with its terms for the longer of (i) three (3) years following the date of the Participant’s termination and (ii) the period provided for in the award agreement evidencing the grant or the Participant’s employment agreement, provided that in no event shall any stock option remain exercisable beyond the original expiration date of the stock option, if earlier.

Section 8. No Mitigation or Offset. Participants shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or self-employment.

Section 9. Treatment of Restrictive Covenants. In the event of an Involuntary Termination of a Participant during the Term or otherwise in connection with a Viacom-CBS Transaction prior to the Effective Date, the Company shall waive the non-competition covenant contained in the Participant’s employment agreement. In addition, the Company shall waive any right to rely on any applicable provisions in any Participant employment agreement solely to the extent that such provisions would otherwise preclude Participant from receiving the benefits provided in this Plan, including without limitation, (a) paragraph 19(d) (“No Duplicative Payments,”), (b) paragraph 26 (“Entire Understanding”), or (c) any other provision of a substantially similar nature. Notwithstanding the foregoing, the Participant shall be bound by the non-solicitation, non-disparagement, confidentiality, cooperation with litigation and other restrictive covenants as set forth in his or her employment agreement, and the Viacom Global Business Practices Statement in effect at the time of the Viacom-CBS Transaction.

Section 10. Release. A Participant’s entitlement to each of the payments and benefits under this Plan is conditioned on the execution (and non-revocation, if applicable) of a general release and discharge of the Company from any claims or actions by the Participant, in substantially the form attached hereto as Exhibit A (the “Release”). If a Participant fails to execute and deliver the Release within sixty (60) days of the Participant’s termination, or if the Participant thereafter effectively revokes the Release, (i) the Company shall be under no obligation to make any further payments or to provide any further benefits to the Participant under the Plan, and (ii) any payments and benefits previously provided to the Participant pursuant to the Plan shall not have been earned, and the Participant shall promptly repay to the Company any payments made and the Company’s direct cost for any benefits provided to the Participant pursuant to the Plan.

Section 11.    Successors; Binding Agreement. Viacom will require any successor in a Viacom-CBS Transaction to expressly assume and to agree to perform the obligations under the Plan in the same manner and to the same extent that Viacom would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve Viacom of its obligations hereunder. The Plan shall be binding upon and inure to the benefit of each Participant and Viacom and any successor in a Viacom-CBS Transaction, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. The Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If a Participant should die while any amount would still be payable to (or any equity-based compensation award could still be exercised by) such Participant hereunder if such Participant had continued to live, all such amounts and equity-based compensation shall be paid to, and such awards may be exercised by, such Participant’s devisee, legatee or other designee or, if there is no such designee, to or by such Participant’s estate, in accordance with the terms of the Plan.

Section 12.    Section 280G. In the event that any payment or benefit to be provided to a Participant under the Plan is to be reduced pursuant to the terms of the Participant’s employment agreement by reason of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), any reduction shall first be applied to the separation pay payable to the Participant, then to the vesting on the Participant’s equity-based compensation awards, with underwater stock options first, and thereafter any in-the-money stock options, starting from the stock options with the smallest spread between fair market value and exercise price, and thereafter any restricted stock or RSUs, and within each type of compensation, the reduction shall first be made with respect to amounts that are not “deferred compensation” within the meaning of Section 409A (as defined in Section 18 below) and then with respect to amounts that are.

Section 13. WARN. Benefits under this Plan are not intended to duplicate any other severance pay, pay continuation or advance notice obligations that the Company may have under any other plans, programs, policies, agreements or employment contracts, or under applicable federal, state or local law, including without limitation under the Worker Adjustment and Retraining Notification Act and similar state or local law (collectively, “WARN”). If any other such obligations exist, the employee’s separation benefits under this Plan will be reduced accordingly or, alternatively, benefits previously provided under this Plan will be treated as having been paid to satisfy such other benefit obligations. If payments already paid under this Plan result in a duplication of any such benefits, then an appropriate amount of any benefits paid under this Plan shall be returned to the Company. When applying this provision to WARN obligations or other advance notice obligations, benefits under this Plan will be reduced only to the extent that (a) the Company provides WARN leave in connection with satisfying the notice obligation, and/or (b) to the extent permitted by law, the Company provides, or is obligated to provide, payments or damages as a result of its failure to provide advance notice. In all cases, the Plan Administrator will determine how to apply this provision in order to prevent duplication while complying with applicable law, in its discretion, and may override other provisions of this Plan in doing so.

Section 14. Notice. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given, in the case of the Company, when delivered or sent to Viacom Inc., 1515 Broadway, New York, NY 10036, Attn: General Counsel, or, in the case of a Participant, when delivered to the Participant or sent to the Participant at the address of the Participant in the records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

Section 15. Administration. The initial plan year for purposes of ERISA shall be the period beginning on the Effective Date and ending on the last day of Viacom’s fiscal year in which the Effective Date occurs. The “named fiduciary” of the Plan for purposes of ERISA is the Company. The Company shall have the authority to appoint and remove other fiduciaries, and to exercise general supervisory authority over them. The Viacom Retirement Committee shall be the Plan Administrator and the Plan Administrator shall manage the operation and administration of the Plan and shall have the responsibility for filing, distributing or otherwise publishing such returns, reports and notices as are required by ERISA. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan to one or more officers or employees of the Company. Except for any determinations or interpretations relating to “Term”, “Cause”, “resignation for Good Reason” and “Involuntary Termination”, the Plan

Administrator shall have authority to construe and interpret the provisions of the Plan, to determine an individual’s entitlement to benefits under the Plan, to investigate and make factual determinations necessary or advisable to administer or implement the Plan, and to adopt such rules and procedures as the Plan Administrator shall reasonably deem necessary or advisable for the administration or implementation of the Plan, subject only to the de novo review of a court with proper jurisdiction. The Plan shall be unfunded. Benefits payable under the Plan shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under the Plan.

Section 16. Claims Procedure. A claim must be promptly filed in writing by a Participant or his authorized representative (hereinafter called the “claimant”) with the Plan Administrator. If a claim is denied in whole or in part, the Plan Administrator shall send a written notice of the denial to the claimant within 30 days of receipt of the claim, unless special circumstances require an extension of time for processing. Such extension shall not exceed an additional 30 days, and notice thereof must be given within the first 30-day period. The notice of denial shall indicate the reasons for the denial, including reference to the provisions of the Plan on which the denial is based, shall describe any additional information or material needed and the reasons why such additional information or material is necessary, and shall explain the claim review procedure. A claimant whose claim is denied in whole or in part (or whose initial claim is not ruled upon within the foregoing limitations of time) may file, in writing and within thirty days of the receipt of the notice of denial, with the Company’s Board of Directors (the “Board”), a request for review of the initial decision. The claimant may review pertinent documents and may submit in writing additional comments or material. A review decision shall be made by the Board within 30 days of receipt of a timely request for review unless there are special circumstances which require an extension of time for processing. If the extension is required, notice thereof shall be given within the first 30-day period and the review decision shall be made within 45 days after receipt of the request for review. The review decision shall be in writing and shall include specific references to the provisions of the Plan on which the decision is based. The Board’s determination can only be appealed to a civil court, which shall review the Board’s determination on a de novo basis.

Section 17. Miscellaneous. Nothing in the Plan shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant’s employment with the Company. Headings of sections (other than definitions) are included solely for convenience of reference and shall not govern or control the meaning of the text of the Plan. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect. All amounts paid under the Plan shall be subject to all applicable federal, state and local wage withholding. The Board reserves the right to amend, modify or terminate the Plan, in whole or in part, at any time following the date on which it was approved and adopted; provided, however, that the Plan may not be amended, modified or terminated at any time in any way without the written consent of the Participant, if such amendment, modification or termination would adversely affect the rights of the Participant under the Plan. Except as preempted by federal law, the Plan shall be governed by the laws of New York, without giving effect to the conflicts of law provisions thereof.

Section 18. Section 409A. The compensation and benefits under the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code, and the regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and the Plan will be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. References to “termination of employment,” Involuntary Termination, resignation for Good Reason and similar terms used in the Plan mean, to the extent necessary to comply with or qualify for an exemption from Section 409A, the date that a Participant first incurs a “separation from service” within the meaning of Section 409A. Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s separation from service with the Company, the Participant is a “specified employee” for purposes of Section 409A, and a payment under the Plan as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the first day of the seventh month following the Participant’s separation from service with the Company, and the amount of such payment will equal the sum of the payments that would otherwise have been paid to the Participant during the six-month period immediately following the Participant’s separation from service had the payment commenced as of such date. Each payment under the Plan shall be designated as a “separate payment” for purposes of Section 409A. To the extent that any payment under the Plan would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Company shall delay making such payment until the earliest date on which such payment may be made without violating Section 409A.

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Viacom Inc. Executive Retention Plan for Section 16 Officers

EXHIBIT A

FORM OF RELEASE

[Insert name and home address

except for executives whose agreements may become public,

in which case you should use their office address]

This General Release of all Claims (this “Agreement”) is entered into by [insert executive’s name] (the “Executive”) and Viacom Inc. (the “Company”), effective as of _____________________.

In consideration of the promises set forth in the letter agreement between the Executive and the Company, dated [insert date] (the “Letter Agreement”), the Executive and the Company agree as follows:

1.    Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company. Notwithstanding the foregoing, you may retain your personal contacts, personal calendar and personal correspondence and any information reasonably needed by you for personal income tax preparation purposes.

2.    General Release and Waiver of Claims.

a.    Release. In consideration of the payments and benefits provided to the Executive under the Letter Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, Viacom (as defined in the Letter Agreement) or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof and relates to your employment with Viacom; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Letter Agreement that are contingent upon the execution by the Executive of this Agreement or otherwise expressly survive termination thereof, (ii) any rights as a stockholder of the Company, (iii) any rights to vested and accrued employee benefits and (iv) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company.

b.    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Letter Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with [his] [her] termination to consult with an attorney of [his] [her] choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of [his] [her] choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that [he] [she] has seven (7) days following the date on which [he] [she] signs this Agreement within which to revoke the release contained in this paragraph [2(b)], by providing the Company a written notice of [his] [her] revocation of the release and waiver contained in this paragraph [2(b)]; provided, however, that if the Executive exercises [his] [her] right to revoke the release contained in this paragraph [2(b)], the Executive shall not be entitled to any amounts paid to [him] [her] under the termination provisions of the Letter Agreement and the Company may reclaim any such amounts paid to [him] [her] and may terminate any benefits and payments that are subsequently due under the Letter Agreement, except as prohibited by the ADEA and OWBPA.

c.    No Assignment. The Executive represents and warrants that [he] [she] has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3.    Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on [his] [her] behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to [his] [her] employment or the termination of [his] [her] employment, other than with respect to the obligations of the Company to the Executive under the Letter Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, the prohibitions in this paragraph 3 shall not apply to the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar local or state agency, or participate in an investigation conducted by such agency. The Executive waives any right [he] [she] may have to benefit in any manner from any relief (whether monetary or otherwise) (i) arising out of any Proceeding and/or (ii) in connection with any claim pursued by any administrative agency, including but not limited to the EEOC, on the Executive’s behalf and, in the event the Executive is awarded money, compensation or benefits, the Executive shall immediately remit such award to the Company.

4.    Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Agreement, or if [he] [she] fails to abide by any of the terms of this Agreement or [his] [her] post-termination obligations contained in the Letter Agreement, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to [him] [her] under the termination provisions of the Letter Agreement and terminate any benefits or payments that are subsequently due under the Letter Agreement, except as prohibited by the ADEA and OWBPA, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of [his] [her] post-termination obligations under the Letter

Agreement or [his] [her] obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Letter Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching [his] [her] post-termination obligations under the Letter Agreement or [his] [her] obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement [he] [she] shall be limiting the availability of certain remedies that [he] [she] may have against the Company and limiting also [his] [her] ability to pursue certain claims against the Company.

5.    Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

6.    Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.    GOVERNING LAW AND FORUM. The Executive acknowledges that this Agreement has been executed, in whole or in part, in New York. Accordingly, the Executive agrees that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan.

8.    Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of Viacom Inc.’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT [HE] [SHE] HAS READ THIS AGREEMENT AND THAT [HE] [SHE] FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT [HE] [SHE] HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF [HIS] [HER] OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VIACOM INC.

By:
[Insert name of Company representative]
[Insert title of Company representative]

THE EXECUTIVE

[Insert name of Executive]

Dated:

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